PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
August 1, 2012	Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Second Quarter of 2012

Declares Cash Dividend of $0.19 per Share for Landmark Stockholders

(Manhattan, KS, August 1, 2012) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 17 communities across Kansas, reported net earnings of $1.8 million ($0.65 per diluted share) for the quarter ended June 30, 2012, up 151.8% from $722,000 ($0.26 per diluted share) for the second quarter of 2011. For the six months ended June 30, 2012, Landmark reported net earnings of $3.5 million ($1.27 per diluted share), up 108.5% from $1.7 million ($0.61 per diluted share) in the first half of 2011. Management will host a conference call to discuss these results on Thursday, August 2, 2012, at 10:00 a.m. (CT). Investors may participate via telephone by dialing (877) 317-6789. A replay of the call will be available through August 31, 2012, by dialing (877) 344-7529 and using conference number 10016602.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid August 27, 2012, to common stockholders of record on August 15, 2012.

Patrick L. Alexander, President and Chief Executive Officer, commented: “We are pleased to report record earnings for our second consecutive quarter. Net earnings of $1.8 million for the second quarter of 2012 increased $1.1 million over the second quarter of 2011, primarily as a result of a $962,000 increase in gains on sales of loans. We believe low mortgage rates continue to cause consumers to refinance one-to-four family mortgage loans, improving origination and sale volumes. Expenses also improved, with declines of $452,000 in professional fees and $400,000 in provision for loan losses. Loan demand generally remained soft, while our continuing focus on asset quality kept problem assets at very manageable levels. We continue to see positive results from our 2011 initiatives to improve processes and profitability. In the first half of 2012, Landmark achieved double-digit growth in assets and deposits through organic growth and the acquisition of The Wellsville Bank, which closed on April 1, 2012. While it is difficult to forecast future events, we believe our strong capital position and risk management practices position us well for future growth in assets and earnings.”

Second Quarter Financial Highlights

Net interest income was $4.7 million for the quarter ended June 30, 2012, an increase of $179,000, or 3.9%, from the second quarter of 2011. The increase in net interest income was a result of average interest-earning asset balances increasing 13.3% from $512.4 million during the second quarter of 2011 to $580.3 million during the second quarter of 2012. Net interest margin, on a tax equivalent basis, decreased from 3.81% during the second quarter of 2011 to 3.50% during the second quarter of 2012, primarily as a result of holding higher levels of investment securities and cash and cash equivalents, which typically earn lower yields than loans. The provision for loan losses decreased from $700,000 in the second quarter of 2011 to $300,000 in the second quarter of 2012 as problem assets remained at manageable levels.

Total non-interest income increased $920,000, or 43.6%, to $3.0 million in the second quarter of 2012, primarily the result of a $962,000 increase in gains on sales of loans, as more loans were sold in the secondary market compared to a year earlier.

In the second quarter of 2012, we recognized $132,000 in gains on sales of investment securities after selling approximately $2.5 million of mortgage-backed investment securities, as we capitalized on what we believed to be premium pricing that existed in the markets for these types of securities at the time. No such gains or losses were realized during the second quarter of 2011.

Non-interest expense decreased $97,000, or 1.9%, to $5.1 million for the second quarter of 2012 compared to a year earlier. The decrease was largely the result of a decline of $452,000 in professional fees, primarily related to engaging consultants in 2011 to help us review internal processes and procedures to identify additional opportunities to improve financial performance. Partially offsetting that decline, were increases in occupancy and equipment, amortization of intangibles, data processing and other non-interest expenses primarily associated with the acquisition and operation of The Wellsville Bank. During the second quarter of 2012, we recorded income tax expense of $626,000, an effective tax rate of 25.6%, compared to an income tax benefit of $6,000 in the same period of 2011. The increase in effective tax rate was the result of higher earnings before income taxes, while tax-exempt income remained stable between the periods.

First Half Financial Highlights

Net interest income was $9.2 million for the first six months of 2012, an increase of $357,000, or 4.0%, compared to 2011. Our average interest-earning assets increased from $504.6 million during the first half of 2011 to $557.5 million during the same period of 2012. Net interest margin, on a tax equivalent basis, decreased from 3.81% during the first half of 2011 to 3.56% during the same period of 2012, primarily as a result of holding higher levels of investment securities and cash and cash equivalents, which typically earn lower yields than loans. The provision for loan losses declined from $1.1 million during the first half of 2011 to $600,000 during the same period of 2012 as problem assets remained at manageable levels.

Total non-interest income was $5.7 million for the first six months of 2012, an increase of $1.6 million, or 37.5%, from the same period in 2011, primarily the result of a $1.5 million increase in gains on sales of loans from increased volume.

During the first half of 2012, we recognized $359,000 in gains on sales of investment securities as a result of selling approximately $8.0 million of mortgage-backed investment securities. Partially offsetting the gains on sales of investment securities was a credit-related, other-than-temporary impairment loss of $63,000 recognized during the first quarter of 2012 on one of our investments in a pooled trust preferred security. No such gains or losses were realized during the first half of 2011.

Non-interest expense decreased $199,000, or 2.0%, to $9.9 million for the first six months of 2012 compared to a year earlier. The decrease in non-interest expense was primarily the result of the decline of $464,000 in professional fees discussed above. Partially offsetting that decline, were increases in occupancy and equipment, amortization of intangibles, data processing and other non-interest expenses primarily associated with the acquisition and operation of The Wellsville Bank. During the six months ended June 30, 2012, we recorded income tax expense of $1.2 million, an effective tax rate of 25.3%, compared to income tax expense of $136,000, an effective tax rate of 7.4%, in the same period of 2011. The increase in effective tax rate was the result of higher earnings before income taxes, while tax-exempt income remained stable between the periods.

Balance Sheet Highlights

Total assets increased 10.4% to $660.5 million at June 30, 2012, from $598.2 million at December 31, 2011, reflecting organic growth and the acquisition of The Wellsville Bank, which closed on April 1, 2012. Stockholders’ equity increased 4.0% to $61.5 million (book value of $22.08 per share) at June 30, 2012, from $59.1 million (book value of $21.24 per share) at December 31, 2011. The ratio of equity to total assets decreased to 9.31% at June 30, 2012, from 9.88% at December 31, 2011, and our ratio of tangible equity to tangible assets decreased to 7.13% from 7.59% for the same periods. Net loans decreased 1.9% to $304.1 million at June 30, 2012, compared to $310.1 million at December 31, 2011 as loan demand remained soft. Our investment securities increased 26.8% from $204.9 million at December 31, 2011, to $259.9 million at June 30, 2012 as we purchased investment securities with excess liquidity.

At June 30, 2012, the allowance for loan losses was $5.3 million, or 1.71% of gross loans outstanding, compared to $4.7 million, or 1.50% of gross loans outstanding, at December 31, 2011. Non-performing loans decreased to $907,000, or 0.29% of gross loans, at June 30, 2012, from $1.4 million, or 0.45% of gross loans, at December 31, 2011. We recorded net loan charge-offs of $35,000 during the first half of 2012 compared to net loan charge-offs of $2.1 million during the same period of 2011.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 22 locations in 17 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence (2), Louisburg, Osage City, Osawatomie, Paola, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business(including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, as well as the rules recently jointly proposed by the federal bank regulatory agencies concerning certain increased capital requirement); (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; (x) changes in accounting policies and practices; (xi) ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xii) declines in the value of our investment portfolio; (xiii) the ability to raise additional capital; and (xiv) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	June 30,	December 31,	June 30,
	2012	2011	2011
ASSETS:
Cash and cash equivalents	$31,486	$17,501	$10,642
Investment securities	259,881	204,885	193,968
Loans, net	304,128	310,081	307,544
Loans held for sale	5,893	9,754	8,266
Premises and equipment, net	15,292	14,692	14,854
Bank owned life insurance	16,447	16,163	15,866
Goodwill	13,075	12,894	12,894
Other intangible assets, net	2,408	1,923	1,982
Other assets	11,857	10,347	11,429
TOTAL ASSETS	$660,467	$598,240	$577,445

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$533,875	$454,134	$448,437
Federal Home Loan Bank and other borrowings	57,384	76,597	64,798
Other liabilities	7,750	8,389	7,918
Total liabilities	599,009	539,120	521,153
Stockholders' equity	61,458	59,120	56,292
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$660,467	$598,240	$577,445

LOANS (unaudited):

One-to-four family residential real estate	$82,593	$79,108	$79,456
Construction and land	22,881	21,672	21,969
Commercial real estate	88,020	93,786	94,759
Commercial	56,067	57,006	55,614
Agriculture	35,224	39,052	37,907
Municipal	10,259	10,366	7,515
Consumer	14,159	13,584	13,975
Net deferred loan costs and loans in process	197	214	354
Allowance for loan losses	(5,272)	(4,707)	(4,005)
Loans, net	$304,128	$310,081	$307,544

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$907	$1,419	$807
Accruing loans over 90 days past due	-	-	-
Non-performing investment securities	1,029	1,104	1,117
Real estate owned	2,570	2,264	2,747
Total non-performing assets	$4,506	$4,787	$4,671

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.76%	0.71%	0.44%
Total non-performing loans to gross loans outstanding	0.29%	0.45%	0.26%
Total non-performing assets to total assets	0.68%	0.80%	0.81%
Allowance for loan losses to gross loans outstanding	1.71%	1.50%	1.29%
Allowance for loan losses to total non-performing loans	581.26%	331.71%	496.28%
Equity to total assets	9.31%	9.88%	9.75%
Tangible equity to tangible assets (1)	7.13%	7.59%	7.36%
Book value per share (2)	$22.08	$21.24	$20.25

(1) Tangible equity to tangible assets ratio is calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share values at or for the periods ended June 30, 2011 have been adjusted to give effect to the 5% stock dividend paid during December 2011.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited):

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Interest income:
Loans	$4,300	$4,390	$8,538	$8,747
Investment securities and other	1,429	1,317	2,722	2,521
Total interest income	5,729	5,707	11,260	11,268

Interest expense:
Deposits	575	703	1,167	1,463
Borrowed funds	440	469	887	956
Total interest expense	1,015	1,172	2,054	2,419

Net interest income	4,714	4,535	9,206	8,849
Provision for loan losses	300	700	600	1,100
Net interest income after provision for loan losses	4,414	3,835	8,606	7,749

Non-interest income:
Fees and service charges	1,317	1,217	2,491	2,354
Gains on sales of loans, net	1,425	463	2,629	1,082
Bank owned life insurance	139	150	290	294
Other	147	278	290	415
Total non-interest income	3,028	2,108	5,700	4,145

Investment securities:
Net impairment losses	-	-	(63)	-
Gains on sales of investment securities	132	-	359	-
Investment securities gains, net	132	-	296	-

Non-interest expense:
Compensation and benefits	2,422	2,297	4,808	4,671
Occupancy and equipment	781	720	1,483	1,428
Professional fees	294	746	567	1,031
Amortization of intangibles	215	182	426	361
Data processing	223	179	418	377
Advertising	121	138	242	297
Federal deposit insurance premiums	90	117	182	292
Foreclosure and real estate owned expense	18	39	29	64
Other	966	809	1,704	1,537
Total non-interest expense	5,130	5,227	9,859	10,058

Earnings before income taxes	2,444	716	4,743	1,836
Income tax expense (benefit)	626	(6)	1,198	136
Net earnings	$1,818	$722	$3,545	$1,700

Net earnings per share (1)
Basic	$0.65	$0.26	$1.27	$0.61
Diluted	0.65	0.26	1.27	0.61

Shares outstanding at end of period (1)	2,783,187	2,780,453	2,783,187	2,780,453

Weighted average common shares outstanding - basic (1)	2,783,064	2,778,468	2,782,945	2,774,608
Weighted average common shares outstanding - diluted (1)	2,811,212	2,779,119	2,800,412	2,775,278

OTHER DATA (unaudited):
Return on average assets (2)	1.12%	0.50%	1.14%	0.60%
Return on average equity (2)	12.00%	5.22%	11.81%	6.25%
Net interest margin (2) (3)	3.50%	3.81%	3.56%	3.81%

(1) Share and per share values at or for the periods ended June 30, 2011 have been adjusted to give effect to the 5% stock dividend paid during December 2011.

(2) Information for the three and six months ended June 30 is annualized.

(3) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.